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Exhibit 8(e)(1)

Amendment No. 6 to Participation Agreement (BlackRock)

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AMENDMENT NO. 6 TO PARTICIPATION AGREEMENT

BETWEEN BLACKROCK DISTRIBUTORS, INC.

AND TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

THIS AMENDMENT, dated as of the 1st of May, 2013, between Transamerica Advisors Life Insurance Company (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be revised from time to time (the “Account”) and BlackRock Distributors, Inc. (the “Underwriter”).

WHEREAS, the parties executed an amendment dated March 1, 2012, to add Confidential Information, complying with Massachusetts privacy laws that shall hereafter be referred to as Amendment Number 5 to the Participation Agreement.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	The 1st Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Underwriter, which serves as distributor to the registered investment companies listed on Schedule B hereto, as may be revised or supplemented from time to time (hereinafter referred to as the “Funds”), is registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”);

2.	The 2nd Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Account is duly established and maintained as a segregated asset account, duly established by the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to variable annuity contracts set forth in Schedule A hereto, as it may be revised or supplemented from time to time with notice to all parties (the “Contracts”);

3.	The 6th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, to the extent permitted by applicable insurance and taxation laws and regulations, the Company intends to purchase shares in the Funds (and classes thereof) listed in Schedule B hereto, as it may be revised or supplemented from time to time with notice to all parties on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares in the Funds, and classes thereof, to the Account at net asset value.

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4.	The parties agree to combine existing Schedule A and Schedule B into a single schedule hereby referenced as Schedule A, as supplemented from time to time by a party, with notice to all other parties. Schedule A and Schedule B of the Agreement are hereby deleted in their entirety and replaced with the attached Schedule A. All references to Schedule B in the Agreement are hereafter a reference to Schedule A.

5.	A new paragraph, numbered consecutively, is added to ARTICLE II. Representations and Warranties, as follows:

2.7. Fund, Underwriter and Fund Manager each agree to promptly update the relevant prospectus when any underlying fund becomes a commodity pool operator (“CPO”) as defined under the Commodities Exchange Act (“CEA”), and Fund Manager is required to register with the Commodity Futures Trading Commission (“CFTC”) as a CPO with respect to any underlying fund. Except as otherwise disclosed in the relevant prospectus, the Fund and Underwriter each represent and warrant that it is not a CPO, and Fund Manager represents and warrants it is not required to register as a CPO with respect to any underlying fund. Fund, Underwriter and Fund Manager each represent and warrant that it will at all times comply with the CEA and CFTC rules and regulations to the extent required.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	10-7-13

BLACKROCK DISTRIBUTORS, INC.

By:	/s/ Lisa Hill
Name:	Lisa Hill
Title:	Managing Director
Date:	Sept 26, 2013

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Schedule A

Revised May 1, 2013

SEPARATE ACCOUNTS:

Merrill Lynch Life Variable Annuity Separate Account D

CONTRACTS:

Merrill Lynch Investor Choice Annuity®

Merrill Lynch IRA Annuity®

FUNDS:

BlackRock Basic Value Fund, Inc. – Investor A Shares

BlackRock Total Return Fund – Investor A Shares

BlackRock Capital Appreciation Fund, Inc. – Investor A Shares

BlackRock Global Opportunities Portfolio – Investor A Shares

BlackRock High Yield Bond Portfolio – Investor A Shares

BlackRock U.S. Government Bond Portfolio – Investor A Shares

BlackRock S&P 500 Stock Fund – Investor A Shares

BlackRock Global Allocation Fund, Inc. – Investor A Shares

BlackRock Large Cap Core Fund – Investor A Shares

BlackRock Large Cap Growth Fund – Investor A Shares

BlackRock Large Cap Value Fund – Investor A Shares

BlackRock International Fund – Investor A Shares

BlackRock Value Opportunities Fund, Inc. – Investor A Shares

BlackRock Low Duration Bond Portfolio – Investor A Shares

BlackRock Global SmallCap Fund, Inc. – Investor A Shares

BlackRock International Index Fund – Investor A Shares

BlackRock Small Cap Index Fund – Investor A Shares

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